Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of Loxo Oncology, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 15th day of January, 2019.

ELI LILLY AND COMPANY

/s/ Joshua L. Smiley
Name: Joshua L. Smiley
Title: Senior Vice President and Chief Financial Officer

BOWFIN ACQUISITION CORPORATION

/s/ Darren J. Carroll
Name: Darren J. Carroll
Title: President